                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           JOHNSTON INDUSTRIES, INC.
                                       BY

                              JI ACQUISITION CORP.
                                A SUBSIDIARY OF

                        CGW SOUTHEAST PARTNERS IV, L.P.
                                       AT

                              $3.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
        CITY TIME, ON FRIDAY, MAY 5, 2000, UNLESS THE OFFER IS EXTENDED.

      We are making this offer pursuant to a Purchase Agreement dated as of March 30, 2000, among CGW Southeast Partners IV, L.P., JI Acquisition Corp. and Johnston Industries, Inc. The board of directors of Johnston Industries has approved the Purchase Agreement and the offer and determined that the terms of the offer are fair to you, the stockholders of Johnston. However, the board of Johnston has decided to remain neutral in recommending whether you should accept the offer and tender your shares.

      Our offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the offer, 9.7% of the shares of common stock currently outstanding on a fully diluted basis. When combined with the 9,000,000 shares of Johnston common and preferred stock we will purchase directly from Johnston at the closing of the offer, we will become the majority owner of the then issued and outstanding shares of Johnston's voting capital stock. In addition, there are the other conditions to our offer which are described in Section 14.

      If you desire to tender all or any portion of your shares of common stock, you should do one of the following:

      - complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York, the depositary, and either deliver the certificates for such shares to the depositary or tender such shares pursuant to the procedures for book-entry transfer as described in Section 3; or

      - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee to tender such shares.

      If you desire to tender your shares and your certificates representing such shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such shares by following the procedures for guaranteed delivery described in Section 3.

      Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent, at the location and telephone numbers on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or to brokers, dealers, commercial banks or trust companies. You may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the offer.

April 7, 2000

                               SUMMARY TERM SHEET

      JI Acquisition Corp. is offering to purchase all of the outstanding common stock of Johnston Industries, Inc. for $3.00 per share in cash. The following are some of the questions you, as a stockholder of Johnston, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our name is JI Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Johnston and have carried on no activities other than in connection with the Purchase Agreement among CGW Southeast Partners IV, L.P., JI Acquisition Corp. and Johnston. We are a subsidiary of CGW, a Delaware limited partnership. See
Section 1 of this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      We are seeking to purchase all of the outstanding common stock of Johnston. See Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      We are offering to pay $3.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Sections 2 and 3.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. CGW, our parent company, will provide us with the funds to purchase all shares validly tendered and not withdrawn in the offer. We anticipate that a significant portion of these funds will be obtained from existing resources and through a capital call to the investors of CGW. The remainder of the funds needed to purchase your shares will come from an investment in us by BancBoston Capital, Inc. This investment is currently under negotiation and if it is not completed prior to the expiration of the Offer, the terms of Purchase Agreement will allow us to terminate the Offer. See Sections 10 and 14.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You will have at least until 12:00 Midnight, New York City time, on Friday, May 5, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

      We have agreed in the Purchase Agreement that, without the consent of Johnston, we may extend the offer:

- Beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or waived.

- For a period of not more than ten business days beyond the initial expiration date, if at that time less than 90% of the outstanding shares of common stock have been tendered.

- For any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the offer.

- For any reason for a period of not more than ten business days beyond the latest expiration date that would otherwise apply according to extensions under the first three bullet points above.

      If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn).

      See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we extend the offer, we will inform The Bank of New York (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      We are not obligated to purchase any shares that are validly tendered:

- Unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, when added to the shares of Johnston common and preferred stock that we will purchase directly from Johnston, represents at least a majority of the then outstanding shares of voting capital stock of Johnston, on a fully diluted basis. We call this condition the "minimum condition."

- If, among other things, there is a material adverse change in Johnston or its business.

- If the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

- If we have not finalized the investment in us by BancBoston and the refinancing of Johnston's existing bank debt.

      The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without Johnston's consent. See Section 14.

HOW DO I TENDER MY SHARES?

      To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Tuesday, June 6, 2000, you may withdraw them at any time after that date until we accept shares for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      To withdraw shares, you must deliver a written, telegraphic or facsimile transmission notice of withdrawal, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE JOHNSTON BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

      We are making the offer pursuant to the Purchase Agreement, which has been approved by the Johnston board of directors. The board of directors of Johnston
(1) determined that the terms of the offer are fair to the stockholders of Johnston, (2) approved the Purchase Agreement and the transactions contemplated thereby, including the offer and (3) has decided to remain neutral in recommending whether Johnston's stockholders should accept the offer and tender their shares pursuant to the offer.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE JOHNSTON SHARES ARE NOT TENDERED IN THE OFFER?

      - If we accept for payment and pay for at least 90% of the outstanding shares of Johnston voting capital stock on a fully diluted basis, a subsidiary of JI will be merged with and into Johnston. If that merger takes place, we will own all of the shares of Johnston common stock and all remaining stockholders of Johnston (other than JI and any stockholder properly exercising appraisal rights) will receive $3.00 per share in cash. See Section 11.

      - If we accept for payment and pay for less than 90% of the shares of Johnston voting capital stock on a fully diluted basis, a subsidiary of JI will be merged with and into Johnston. In contrast to the merger described in the first bullet, in this instance those stockholders who did not tender their shares will remain stockholders of Johnston.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the merger described in the first bullet above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the merger described in the first bullet takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the type of merger described in the first bullet does not take place, however, the number of stockholders and the number of shares of Johnston that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Johnston's common stock. Also, in that instance Johnston may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies.

      We have agreed with Johnston that if we do not accept for payment and pay for at least 90% of the shares such that we can accomplish the merger mentioned in the first bullet above, we will use our best efforts to maintain a public trading market for the Johnston common stock for a period of three years.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On March 30, 2000, the last trading day before we announced the acquisition, the last sale price of Johnston common stock reported on the New York Stock Exchange was $2.3125 per share. On April 6, 2000, the last trading day before we commenced the tender offer, the closing price of Johnston common stock reported on the New York Stock Exchange was $2.75. We encourage you to obtain a recent quotation for shares of Johnston common stock in deciding whether to tender your shares. For more information on the market value of the Johnston common stock, see Section 6.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

      The receipt of cash for shares pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      You may call MacKenzie Partners, Inc., at (800) 322-2885 (toll free). MacKenzie Partners is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Johnston Industries, Inc.:

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

      1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the offer, JI Acquisition Corp. will accept for payment and pay for all shares of Johnston common stock validly tendered prior to the expiration date and not withdrawn as described in Section 4 of this Offer to Purchase. The expiration date shall mean 12:00 Midnight, New York City time, on Friday, May 5, 2000, unless and until JI, in accordance with the terms of the Purchase Agreement, shall have extended the period of time for which the offer is open, in which event expiration date shall mean the latest time and date at which the offer, as so extended by JI, shall expire.

      The offer is conditioned upon, among other things, the satisfaction of the 9.7% minimum tender condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. For more information on conditions to the offer, see Section 14. If such conditions are not satisfied prior to the expiration date, JI reserves the right, but shall not be obligated to do any of the following:

      - decline to purchase any of the shares tendered and terminate the offer, subject to the terms of the Purchase Agreement;

      - waive any of the conditions to the offer, to the extent permitted by applicable law and the provisions of the Purchase Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission, purchase all shares validly tendered; or

      - subject to the terms of the Purchase Agreement, extend the offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares which will have been tendered during the period or periods for which the offer is extended.

      Subject to the terms of the Purchase Agreement as described below, JI expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and the payment for, any shares, by giving oral or written notice of such extension to The Bank of New York, as the depositary. In addition, JI may amend the offer in any respect, including, without limitation, by increasing the consideration offered in the offer to holders of shares and/or by decreasing the number of shares being sought in the offer, by giving oral or written notice of such amendment to the depositary. The rights reserved by JI in this paragraph are in addition to JI's rights to terminate the offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended. Without limiting the obligation of JI under such rule or the manner in which JI may choose to make any public announcement, JI currently intends to make announcements by issuing a release through MacKenzie Partners, Inc., the information agent for this tender offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY JI FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The Purchase Agreement provides that JI will not amend the 9.7% minimum tender condition, decrease the offer price, impose any further conditions to the offer or amend any other condition of the offer, without the consent of Johnston. Notwithstanding the foregoing, the Purchase Agreement provides that JI may extend the offer under the following circumstances:

      - if at the scheduled expiration date any of the conditions to the offer have not been satisfied, including but not limited to any legal or regulatory requirements under the Hart-Scott-Rodino Act;

      - if less than 90% of the outstanding shares of Johnston have been validly tendered, for a maximum of ten business days beyond the initial expiration date;

      - for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC, applicable to the offer; or

      - for any reason for a period of not more than ten business days beyond the latest expiration date otherwise permitted by the above.

      The Purchase Agreement further provides, however, that in no event may the offer be extended beyond the date of termination of the Purchase Agreement, and either party has the right to terminate the Purchase Agreement if the offer is not completed by June 30, 2000.

      JI will not make a subsequent offering period available after the offer expires.

      If JI extends the offer, or if JI is delayed in its purchase of or payment for shares, whether before or after its acceptance for payment of shares, or is unable to pay for shares pursuant to the offer for any reason, then, without prejudice to JI's rights under the offer, The Bank of New York may retain tendered shares on behalf of JI, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of JI to delay the payment for shares which JI has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the offer.

      If JI makes a material change in the terms of the offer or the information concerning the offer or waives a material condition of the offer, JI will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition, such as the minimum condition, is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment.

      Johnston has provided JI with a stockholder list and security position listings for the purpose of disseminating the offer to holders of shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by JI to record holders of shares and will be furnished by JI to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares.

      2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the offer, JI will accept for payment and will pay, promptly after the expiration date, for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within JI's discretion, which determinations will be final and binding. For more information on the terms and conditions of the offer, see Sections 1 and 14. JI expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law, including, without limitation, the Hart-Scott-Rodino Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

      In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by The Bank of New York, the depositary, of all of the following:

      - certificates for such shares or a timely book-entry confirmation, as described below, with respect thereto;

      - a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, as described below; and

      - any other documents required by the Letter of Transmittal.

      The per share consideration paid to any stockholder pursuant to the offer will be the highest per share consideration paid to any other stockholder pursuant to the offer.

      For purposes of the offer, JI will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to JI and not withdrawn as, if and when JI gives written notice to the depositary, of JI's acceptance for payment of such shares. Payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with The Bank of New York, which will act as agent for tendering stockholders for the purpose of receiving payment from JI and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY JI FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If any tendered shares are not purchased pursuant to the offer for any reason, certificates for any such shares will be returned, without expense to the tendering stockholder. In the case of shares delivered by book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, as described below, pursuant to the procedures set forth in Section 3, such shares will be credited to an account maintained at the book-entry transfer facility, as promptly as practicable after the expiration or termination of the offer.

      JI reserves the right to transfer or assign, in whole or in part, to CGW or to one or more affiliates of JI or CGW, the right to purchase shares tendered pursuant to the offer, but any such transfer or assignment will not relieve JI of its obligations under the offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the offer.

       3.     PROCEDURE FOR TENDERING SHARES.

       VALID TENDER

      For shares to be validly tendered pursuant to the offer, either a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees, or in the case of a book-entry transfer, an agent's message, as described below, and any other required documents, must be received by The Bank of New York, as depositary, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration date and either certificates for tendered shares must be received by the depositary at one of such addresses or such shares must be delivered pursuant to the procedures for book-entry transfer described below, and a book-entry confirmation received by the depositary, in each case, prior to the expiration date or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

      The Bank of New York will establish an account with respect to the shares at The Depository Trust Company, referred to as the book-entry transfer facility, for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account in accordance with the book-entry transfer facility's procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the depositary's account at the book-entry transfer facility as described above is referred to herein as a book-entry confirmation. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      The term agent's message means a message transmitted by the book-entry transfer facility to, and received by, The Bank of New York, as depositary, and forming a part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that JI may enforce such agreement against the participant.

      THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

       SIGNATURE GUARANTEES

      No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder(s) (this term includes any participant in the book-entry transfer facility's systems whose name appears on a security position listing as the owner of the shares), of shares tendered therewith and such registered holder has not completed either the box entitled Special Delivery Instructions or the box entitled Special Payment Instructions on the Letter of Transmittal. In addition, no signature guarantee is required if such shares are tendered for the account of a financial institution including most commercial banks, savings and loan associations and brokerage houses that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Such institutions are referred to as eligible institutions. In all other cases, all signatures on Letters of Transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. For more information on signature guarantees, see Instructions 1 and 5 to the Letter of Transmittal.

       GUARANTEED DELIVERY

      If a stockholder desires to tender shares pursuant to the offer and such stockholder's certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach The Bank of New York prior to the expiration date, such stockholder's tender may be effected if all the following conditions are met:

      - such tender is made by or through an eligible institution, as described below;

      - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by JI, is received by the depositary, as provided below, prior to the expiration date; and

      - the certificates for or a book-entry confirmation with respect to such shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and any other required documents are received by the depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the New York Stock Exchange is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand to The Bank of New York, as the depositary, or transmitted by telegram, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery.

      Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the offer will in all cases be made only after timely receipt by the depositary of all of the following:

      - certificates for, or a timely book-entry confirmation with respect to, such shares;

      - a Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

      - any other documents required by the Letter of Transmittal.

      Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY JI FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and JI upon the terms and subject to the conditions of the offer.

       APPOINTMENT

      By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of JI, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares tendered by such stockholder and accepted for payment by JI and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares. All such proxies will be considered coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, JI accepts for payment shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder and, if given, will not be deemed effective. The designees of JI will thereby be empowered to exercise all voting and other rights with respect to such shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Johnston's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. JI reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon JI's acceptance for payment of such shares, JI must be able to exercise full voting, consent and other rights with respect to such shares and other related securities or rights, including voting at any meeting of stockholders.

       DETERMINATION OF VALIDITY

      All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of shares will be determined by JI, in its sole discretion, which determination will be final and binding. JI reserves the absolute right to reject any or all tenders of any shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of JI's counsel, be unlawful. JI also reserves the absolute right, in its sole discretion, subject to the provisions of the Purchase Agreement, to waive any of the conditions of the offer or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of JI, CGW, The Bank of New York, as the depositary, MacKenzie Partners, Inc., as the information agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. JI's interpretation of the terms and conditions of the offer including the Letter of Transmittal and the instructions thereto will be final and binding.

       BACKUP WITHHOLDING

      In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the offer, a stockholder surrendering shares in the offer must, unless an exemption applies, provide the depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the offer may be subject to backup withholding of 31%. All stockholders surrendering shares pursuant to the offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to JI and the depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

      4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of shares are irrevocable. Shares tendered pursuant to the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration date and, unless theretofore accepted for payment and paid for by JI pursuant to the offer, may also be withdrawn at any time after June 6, 2000.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by The Bank of New York, as the depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and, unless such shares have been tendered by an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with such book-entry transfer facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 any time prior to the expiration date.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by JI, in its sole discretion, which determination will be final and binding. None of JI, CGW, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders shares in the offer will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the shares sold. Such gain or loss generally will be capital gain or loss if the shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the shares disposed of were held for more than one year at the date of sale.

      The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the offer without regard to the particular facts and circumstances of each stockholder of Johnston and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

      6. PRICE RANGE OF SHARES OF JOHNSTON COMMON STOCK; DIVIDENDS ON JOHNSTON COMMON STOCK. Johnston's common stock is traded on the New York Stock Exchange under the symbol "JII." The following table sets forth, for each of the fiscal years indicated, the high and low reported sales price per share on the NYSE based on published financial sources.

                                                  SALES PRICE
                                           --------------------------
                                            HIGH                LOW
                                           -------            -------
1998
  First Quarter                            $6.1250            $4.3125
  Second Quarter                            6.0000             4.5000
  Third Quarter                             4.6250             3.0625
  Fourth Quarter                            4.0000             2.8125
1999
  First Quarter                            $3.3125            $2.0000
  Second Quarter                            2.6250             1.4375
  Third Quarter                             2.7500             1.6250
  Fourth Quarter                            2.6250             1.5625
2000
  First Quarter                            $2.8125            $1.5625

      On March 30, 2000, the last full trading day prior to the first public announcement of JI's intention to commence the offer, the last reported sales price of the shares on the NYSE was $2.3125 per share. On April 6, 2000, the last full trading day prior to the commencement of the offer, the last reported sales price of the shares on the NYSE was $2.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

      Johnston has advised JI that Johnston has not declared or paid any cash dividends on its common stock since August 1997.

       7. EFFECT OF THE OFFER ON THE MARKET FOR JOHNSTON'S COMMON STOCK; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

       MARKET FOR THE SHARES

      The purchase of shares pursuant to the offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly and, depending upon the number of shares so purchased, could adversely effect the liquidity and market value of the remaining shares held by the public.

       STOCK LISTING

      Depending upon the number of shares purchased pursuant to the offer, and the aggregate market value and per share price of any shares not purchased pursuant to the offer, the shares may no longer meet the guidelines of the New York Stock Exchange for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the shares if, among other things, the number of recordholders of at least 100 shares each should fall below 1,200, the number of publicly held shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) should fall below 600,000 or the average market value over a consecutive 30 trading-day period is less than $15,000,000 (exclusive of the described excluded holdings). If, as a result of the purchase of shares pursuant to the offer or otherwise, the shares no longer meet the requirements of the NYSE for continued listing and the listing of the shares is discontinued, the market for the shares could be adversely affected.

      In addition, pursuant to the terms of the Purchase Agreement, Johnston has agreed to sell to JI, 8,750,000 shares of common stock and 250,000 shares of preferred stock convertible into common stock without seeking stockholder approval for such issuance. According to the NYSE guidelines, stockholder approval is required prior to the issuance of common stock, if, among other things, the number of shares of common stock to be issued is equal to or in excess of twenty percent of the number of shares of common stock outstanding before the issuance of such stock. Therefore, as a result of the transactions described in the Purchase Agreement, upon the closing of the offer and the issuance of the additional shares of Johnston common and preferred stock to JI, Johnston may receive a notification from the NYSE regarding the potential delisting of the shares of common stock.

      If the NYSE were to delist the shares, it is possible that the shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through a Nasdaq Stock Market or other sources. JI has agreed that if it acquires less than 90% of the outstanding common stock it will use its commercially reasonable best efforts to maintain a public trading market in the common stock for a period of three years. The manner in which such market is maintained, whether on an exchange or in the over-the-counter market, will depend on the number of shares remaining in the public market and their value. Further, the extent of the public market therefor and availability of such quotations would depend upon such factors as the stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, and the possible termination of registration under the Exchange Act as described below and other factors. JI cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares or whether it would cause future market prices to be greater or less than the offer price.

      According to Johnston's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, as of January 1, 2000, there were approximately 700 holders of record of shares. According to information provided by Johnston, as of March 31, 2000, there were 10,712,872 shares outstanding.

       EXCHANGE ACT REGISTRATION

      The shares currently are registered under the Exchange Act. Registration of the shares under the Exchange Act may be terminated upon application of Johnston to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Johnston to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions, no longer applicable to Johnston. Furthermore, the ability of affiliates of Johnston and persons holding restricted securities of Johnston to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be margin securities or be eligible for continued listing on any stock exchange. JI may seek to cause Johnston to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for such termination are met. However, so long as JI is committed to maintain a public trading market in the common stock as described above, JI has agreed to continue the registration of the shares under the Exchange Act.

       MARGIN REGULATIONS

      The shares presently are margin securities under the regulations of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the offer, the shares would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

      If registration of the shares under the Exchange Act were terminated, the shares would no longer be margin securities.

       8.     CERTAIN INFORMATION CONCERNING JOHNSTON INDUSTRIES, INC.

       GENERAL

      The information concerning Johnston contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by Johnston or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither JI nor CGW assumes responsibility for the accuracy or completeness of the information concerning Johnston contained in such documents and records or for any failure by Johnston to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to JI or CGW.

      Johnston is a consolidated entity which includes its direct wholly owned operating subsidiary, Johnston Industries Alabama, Inc., and its indirect wholly owned subsidiaries, Johnston Industries Composite Reinforcements, Inc., Greater Washington Investments, Inc., J.I. Georgia, Inc., and Autographix, Inc. Johnston conducts its operations through four business units: (i) the Greige Fabrics Division, (ii) the Finished Fabrics Division, (iii) the Fiber Products Division, and (iv) Johnston Industries Composite Reinforcements.

      Johnston is a leading designer, manufacturer and marketer of finished and unfinished (greige) cotton, synthetic and blended fabrics used in a broad range of industrial and consumer applications. Its products are sold to a number of niche markets, including segments of the home furnishings, hospitality, industrial, automotive and specialty markets. In addition, Johnston reprocesses and markets waste textile fiber and off-quality fabrics for sale to a broad range of specialty markets. Johnston also manufactures fabrics used in engineered composite materials serving primarily the recreation and construction markets.

      Johnston is a Delaware corporation with its principal executive offices at 105 Thirteenth Street, Columbus, Georgia 31901. The telephone number of Johnston at their offices is (706) 641-3140.

       SELECTED FINANCIAL INFORMATION

      Set forth below is certain selected consolidated financial information with respect to Johnston, excerpted or derived from Johnston's Annual Reports on Forms 10-K for the years ended January 1, 2000, January 2, 1999 and January 3, 1998 filed with the SEC pursuant to the Exchange Act.

      More comprehensive financial information is included in such reports and in other documents filed by Johnston with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                           JOHNSTON INDUSTRIES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED
                                         ------------------------------------
                                         JANUARY 1,   JANUARY 2,   JANUARY 3,
                                            2000         1999         1998
                                         ----------   ----------   ----------
STATEMENT OF OPERATIONS:
  Net sales                               $264,036     $283,724     $332,537
  Operating income                             586       11,003        2,630
  Loss from continuing operations
     before income taxes                   (12,709)      (1,799)     (11,701)
  Net loss                                  (8,008)        (608)      (8,496)
  Net loss per share                         (0.75)       (0.06)       (0.81)
  Weighted average shares outstanding       10,722       10,722       10,562

BALANCE SHEET DATA:
  Total assets                            $193,966     $219,539     $234,788
  Long-term debt less current
     maturities                              2,429       51,109       61,688
  Total stockholders' equity                40,251       48,274       49,124

       AVAILABLE INFORMATION

      Johnston is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Johnston's directors and officers, their remuneration, options granted to them, the principal holders of Johnston's securities and any material interests of such persons in transactions with Johnston is required to be disclosed in proxy statements distributed to Johnston's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material should also be available for inspection at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

       9.     CERTAIN INFORMATION CONCERNING JI AND CGW.

       GENERAL

      JI, a Delaware corporation and currently a wholly owned subsidiary of CGW, was organized for the purpose of acquiring Johnston and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of JI are currently owned by CGW. The principal executive offices of JI are located at the principal executive offices of CGW. The telephone number of JI at such offices is (404) 816-3255.

      CGW is a private equity investment firm which supports management teams in acquisitions and recapitalizations of middle-market companies. CGW invests through its managed partnerships, CGW

Southeast Partners I through IV. Since its formation in 1984, the firm has focused exclusively on the middle-market. CGW has current equity capital under management in excess of $750 million. CGW is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act with its principal executive offices at Twelve Piedmont Center, Suite 210, Atlanta, Georgia 30305. Its telephone number at such offices is (404) 816-3255.

      Neither JI nor CGW is registered under or subject to the provisions of the Exchange Act.

       SELECTED FINANCIAL INFORMATION

      JI was only recently organized and at the date of this Offer to Purchase has no operations, assets or liabilities.

      CGW Southeast Partners IV, L.P. was formed on April 22, 1999. Set forth below is certain selected consolidated financial information with respect to CGW from the date of its formation through and as of December 31, 1999. This financial information has been taken from the unaudited financial statements of CGW which are attached to this Offer to Purchase as Schedule II.

                        CGW SOUTHEAST PARTNERS IV, L.P.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                             (AMOUNTS IN THOUSANDS)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Statement of Operations:
  Revenue -- Interest income................................      $      4
  Total expenses............................................         6,061
  Net loss..................................................        (6,056)
Statement of Financial Position:
  Assets....................................................      $ 29,008
  Borrowings on line of credit..............................        16,000
  Total partner's equity....................................        12,700
  Total committed capital...................................       404,500

       CERTAIN INFORMATION

      The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of JI and CGW are set forth in Schedule I hereto.

      Except as set forth in this Offer to Purchase regarding the purchase of 8,750,000 shares of Johnston common stock and the 250,000 shares of Johnston preferred stock, neither JI, CGW, nor, to the best of their knowledge, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares, and neither JI, CGW, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in shares during the past 60 days.

      Except as set forth in this Offer to Purchase, neither JI, CGW, nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Johnston, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Johnston, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of JI, CGW, or any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on

Schedule I, has had, within the last two years, any business relationships or transactions with Johnston or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, within the last two years, there have been no contacts, negotiations or transactions between JI, CGW, or any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and Johnston or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

       10.     SOURCE AND AMOUNT OF FUNDS.

      The total amount of funds required by JI to purchase all of the shares pursuant to the offer and the stock purchase from Johnston and to pay related fees and expenses is expected to be approximately $60 million. JI plans to obtain approximately $45 million of the necessary funds from the purchase of its common stock by CGW and the remainder from a purchase of its common stock by BancBoston Capital, Inc. JI and CGW are currently negotiating with BancBoston concerning the investment by BancBoston in JI. If these negotiations are successful, CGW and BancBoston will enter into a Securities Purchase Agreement pursuant to which BancBoston will invest approximately $15 million in JI in exchange for shares of the common stock of JI. The Securities Purchase Agreement will contain provisions regarding the sale or transfer of that common stock, representations concerning the representation on the board of directors of JI by CGW and BancBoston, and customary registration rights with regard to the common stock. If the negotiations with BancBoston are not successful, JI and CGW do not currently have any alternative financing arrangements. Under the terms of the Purchase Agreement, JI and CGW may terminate the offer if the BancBoston financing is not successful.

      In addition, JI and CGW have received a commitment letter dated March 30, 2000, from Congress Financial Corporation pursuant to which Congress has committed, subject to the terms and conditions of the commitment letter, to provide Johnston with a credit facility in an initial aggregate principal amount of up to approximately $105.7 million, to be available for repayment of outstanding amounts under Johnston's current credit facility and for general corporate purposes.

       11. BACKGROUND OF THE OFFER, PURPOSE OF THE OFFER, THE PURCHASE AGREEMENT AND CERTAIN OTHER AGREEMENTS.

      The following description was prepared by JI, CGW and Johnston. Information about Johnston was provided by Johnston and neither JI nor CGW takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which CGW or its representatives did not participate.

       BACKGROUND OF THE OFFER

      In December 1998, Mr. Edwin A. Wahlen, Jr., a managing partner of CGW and Mr. William A. Davies, a partner of CGW, made an initial visit to the offices of Johnston to discuss a potential acquisition of Johnston by CGW.

      On March 2, 1999, Messrs. Wahlen and Davies again travelled to the offices of Johnston to further discuss a proposed transaction between Johnston and CGW. At this meeting, CGW entered into a Confidentiality Agreement with Johnston, pursuant to which, among other things, CGW agreed that any non-public information made available to it would be held in strict confidence. CGW further agreed to a three-year standstill with respect to initiating any purchase or sale of any securities of Johnston, and with regard to influencing the voting of any securities of Johnston, or otherwise seeking to control or influence Johnston's management, unless Johnston provided its prior written consent.

      On March 23, 1999, Mr. Davies met with representatives of Johnston at the offices of Johnston to review Johnston's operational structure. Shortly thereafter, CGW concluded that an acquisition of Johnston was not appropriate for CGW at that time.

      On July 20, 1999, Mr. James A. O'Donnell, a partner of CGW, and Mr. Roy R. Bowman, also a partner of CGW, visited the offices of Johnston to once again discuss the possibilities of an investment by CGW in Johnston.

      On August 4, 1999, Messrs. O'Donnell and Bowman visited the offices of Johnston and also toured certain of the company's manufacturing facilities. At this time further discussions of a potential investment or acquisition transaction were held with the management of Johnston.

      On August 9, 1999, Mr. D. Clark Ogle, president and chief executive officer of Johnston, and Mr. James J. Murray, chief financial officer of Johnston, visited CGW's offices in Atlanta, Georgia to meet with the partners of CGW and discuss a potential investment in, or acquisition of, Johnston by CGW.

      On August 23, 1999, CGW drafted and submitted to Johnston a letter of interest. The letter of interest contained terms of the proposed investment in, and acquisition of, Johnston.

      In response to CGW's letter, the board of directors of Johnston held a special meeting on August 30, 1999 to discuss the proposal. After discussing the recent alternatives to an acquisition considered by management, none of which had resulted in firm offers, the board determined to allow CGW to proceed with due diligence. For purposes of additional negotiations with CGW, the board appointed a special committee comprised of Messrs. John A. Friedman, J. Reid Bingham, William J. Hart and Gaines R. Jeffcoat, authorizing this committee to negotiate with CGW and evaluate any alternatives to the proposal.

      Following this board meeting, Johnston announced that it had received an unsolicited, tentative acquisition proposal involving a price of $3.00 per share, indicating that the bidder would continue with due diligence. Notwithstanding this release, Johnston did not receive any serious indications of interest from other bidders.

      In August, 1999, following the delivery of its letter of interest to Johnston, CGW began its due diligence process and hired certain consultants and advisors, including environmental consultants, legal advisors and accounting advisors.

      On September 7, 1999, Messrs. O'Donnell and Bowman made a due diligence visit to the offices of Johnston to review certain financial and operational diligence materials.

      On September 24, 1999, Messrs. O'Donnell and Bowman traveled to Johnston's offices for further due diligence review as well as to meet with Mr. Harold Harvey, President of the Greige Fabrics and Finished Fabrics divisions of Johnston. The discussions with Mr. Harvey concerned the operational aspects of Johnston's business.

      On September 27 and 28, 1999, Mr. Murray met with representatives of CGW at the offices of CGW to further review the operational structure of Johnston. Mr. Murray was joined by Mr. Ogle on September 29, 1999 for a continuation of such discussions.

      On October 4, 1999, CGW submitted a non-binding proposal to Johnston to acquire a controlling interest in Johnston through a purchase of its common stock.

      On October 18, 21, and 25, 1999, the Johnston board held special meetings to receive reports from the special committee concerning negotiations with CGW and to discuss the October 4 proposal letter. Mr. Friedman reported that due diligence had been completed. The proposal letter and a special committee proposal for an alternative structure to the transaction were discussed. Recent additional efforts by members of the board and management to determine if other potential strategic buyers were interested in a transaction were also discussed. The board then authorized the special committee to instruct Johnston's counsel to meet with CGW and its counsel to discuss alternative transaction structures.

      On October 18, 1999, CGW began arrangements for the financing of the proposed transaction with Johnston, including initial contact with BancBoston and Congress Financial Corporation.

      On October 28, 1999, counsel to Johnston met with CGW and their counsel at the offices of CGW to discuss various alternative structures for a transaction with Johnston, including the possibility of a direct capital infusion in Johnston by CGW.

      On November 17, 1999, Messrs. O'Donnell and Bowman met at CGW's offices with certain members of the special committee of the Board of Directors of Johnston to discuss the non-binding proposal, certain issues relating thereto and a timetable for consummation of the transaction.

      On November 23, 1999, Messrs. O'Donnell and Bowman traveled to Johnston's offices to continue their financial and operational due diligence review of Johnston.

      On December 7, 1999, Messrs. O'Donnell and Bowman traveled to Opp, Alabama to inspect Johnston's manufacturing operations at its Opp and Micolas, Alabama mills.

      On December 14, 1999, Messrs. O'Donnell and Bowman traveled to Johnston's offices to meet with Mr. Bill Henry, Vice President of Johnston. Discussions with Mr. Henry focused on overall operational matters.

      On January 5, 2000, Messrs. O'Donnell and Bowman and representatives from BancBoston traveled to Johnston's offices to meet with Mr. Ogle and Mr. Murray to discuss the overall transaction, certain financial and operational due diligence matters, and BancBoston's participation in the transaction. On January 25, 2000, Messrs. O'Donnell and Bowman traveled to Johnston's offices to complete their operational and financial due diligence review of Johnston.

      On February 21, 2000, Messrs. Bingham and Hart met with Messrs. Cravey, O'Donnell and Bowman at the offices of CGW to discuss certain terms and conditions of the proposed transaction.

      During January, February, and March, counsels to Johnston and CGW prepared and negotiated the Purchase Agreement and related documents setting forth the structure of the proposed transaction, during which time various negotiations were held by the special committee and CGW through counsel regarding various terms of the transaction.

      In February 1999, Mr. Friedman, a member of the special committee of the Johnston board of directors, became ill and, as a result, his participation in the transaction ended.

      On March 28, 1999, the special committee received an oral report from The Robinson-Humphrey Company, LLC as to the opinion they were prepared to render to the board of directors regarding the fairness of the consideration to be received by the public stockholders. Thereafter, the special committee, certain members of management and counsel met with CGW and its counsel at CGW's offices to discuss final outstanding matters regarding the proposed transaction.

      On March 29, 2000, The Robinson-Humphrey Company, LLC delivered to Johnston's board of directors its written opinion to the effect that the consideration to be received by the public stockholders of Johnston in the offer was fair to such stockholders from a financial point of view as of March 29, 2000. The opinion of The Robinson-Humphrey Company, LLC is set forth in full as an exhibit to Johnston's Schedule 14D-9, which is being mailed to the stockholders of Johnston concurrently with this Offer to Purchase. The stockholders of Johnston are urged to read that opinion in its entirety.

      At a special meeting held on March 29, 2000, the Johnston board of directors reviewed the transactions and, following presentations by senior officers and financial and legal advisors of Johnston, approved the Purchase Agreement and the offer. One member of the board of directors of Johnston abstained from voting on the Purchase Agreement and the offer due to conflicts and/or perceived conflicts of interest. The board of directors for Johnston decided to remain neutral in recommending whether the stockholders of Johnston should accept the offer and tender their shares.

      In the evening of March 30, 2000, the parties executed a Purchase Agreement. On March 31, 2000 (prior to the opening of the stock market on the first business day following execution of the Purchase Agreement) the parties publicly announced the proposed transaction.

       PURPOSE OF THE OFFER

      The purpose of the offer and the Purchase Agreement is to enable JI and CGW to acquire control of, and possibly the entire equity interest in, Johnston. The offer is being made pursuant to the Purchase Agreement and is intended to increase the likelihood that such control will be effected.

      Stockholders of Johnston who sell their shares in the offer will cease to have any equity interest in Johnston and to participate in its earnings and any future growth. If the offer is consummated, the stockholders who tender their shares will no longer have an equity interest in Johnston and instead will have only the right to receive cash consideration pursuant to the Purchase Agreement. Similarly, the stockholders of Johnston who tender their shares will not bear the risk of any decrease in the value of Johnston after selling their shares in the offer.

      The primary benefit of the offer to the stockholders of Johnston is that such stockholders are being afforded an opportunity to sell all of their shares for cash at a price which represents a premium of approximately 30% over the closing market price of the shares on the last full trading day prior to the initial public announcement of the offer.

       THE PURCHASE AGREEMENT

      The following is a summary of certain provisions of the Purchase Agreement. The summary is qualified in its entirety by reference to the Purchase Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

      The Offer. The Purchase Agreement provides that as promptly as reasonably practicable JI will commence the offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the offer, JI will purchase all shares validly tendered pursuant to the offer. The Purchase Agreement provides that, without Johnston's consent, JI will not amend or waive the minimum condition, decrease the offer price, or impose any further conditions to the offer or amend any condition of the offer in a manner adverse to the holders of shares. Notwithstanding the foregoing, the Purchase Agreement provides that JI may, without Johnston's consent, extend the offer under the following circumstances:

      - if at the scheduled expiration date any of the conditions to the offer have not been satisfied, including but not limited to any legal or regulatory requirements under the Hart-Scott-Rodino Act;

      - from time to time for a period of not more than ten business days beyond the initial expiration date (which initial expiration date shall be twenty business days following the commencement of the offer), if at that time less than 90% of the outstanding shares of Johnston common stock have been tendered;

      - for any period required by any rule, regulation, interpretation, or position of the SEC or the staff of the SEC, applicable to the offer; and

      - for a period of not more than ten business days beyond the latest expiration date that would otherwise apply according to extensions under the first three bullet points above.

      The Purchase Agreement further provides, however, that in no event may the offer be extended beyond the date of termination of the Purchase Agreement, and either party has the right to terminate the Purchase Agreement if the offer is not completed by June 30, 2000.

      At the time that JI pays for the shares of Johnston common stock that were validly tendered and accepted, JI has also agreed, subject to the terms and conditions of the Purchase Agreement, to purchase 8,750,000 shares of Johnston common stock and 250,000 shares of Johnston preferred stock, each for $3.00 per share, for an aggregate purchase price of $27 million. The preferred stock is to be designated as Series A preferred stock and will vote together with the common stock on all matters brought before

Johnston's stockholders. The Series A preferred stock will also be convertible at any time, at the option of JI, into shares of common stock as long as there are sufficient shares of authorized common stock available for issuance.

      The Mergers. Following the consummation of the offer, the Purchase Agreement provides that, subject to the terms and conditions thereof, at the election of CGW and in accordance with Delaware law, in the event that CGW shall acquire, directly or indirectly, at least 90% of the outstanding shares of Johnston voting capital stock on a fully diluted basis, at the time CGW pays for the shares, a wholly owned subsidiary of JI shall be merged with and into Johnston and, as a result of this short-form merger, Johnston, as the surviving corporation, shall exist as a wholly owned subsidiary of JI.

      At the effective time of the short-form merger each issued and outstanding share (other than shares that are owned by Johnston as treasury stock, any shares owned by CGW, JI, or their affiliates, or any shares which are held by stockholders exercising appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the offer. In addition, each issued and outstanding share of the common stock of the wholly owned subsidiary of JI will be converted into one share of common stock of Johnston and, except for shares owned by CGW, JI or their affiliates, shall constitute the only outstanding shares of capital stock of Johnston.

      The Purchase Agreement also provides that, subject to the terms and conditions thereof, at the election of CGW and in accordance with Delaware law, in the event that CGW shall acquire, directly or indirectly, less than 90% of the outstanding shares of Johnston voting capital stock, at the time CGW pays for the shares, a wholly owned subsidiary of JI shall be merged with and into Johnston, and, as a result of this merger Johnston will be the surviving corporation and a subsidiary of JI. In contrast to the short-form merger described above, in this instance the stockholders who did not tender their shares will remain stockholders of Johnston.

      Johnston's Board of Directors. The Purchase Agreement provides that promptly after the purchase by JI of shares pursuant to the offer, JI shall be entitled to designate such number of directors, rounded up to the next whole number, on Johnston's board of directors as is equal to the product of the total number of directors on Johnston's board of directors (giving effect to the directors designated by JI) multiplied by the percentage that the number of shares of capital stock beneficially owned by JI or CGW bears to the total number of shares of capital stock then outstanding. Johnston will, upon request of JI, promptly take all actions necessary to cause JI's designees to be elected as directors of Johnston, including increasing the size of Johnston's board of directors or securing the resignations of such number of its incumbent directors, or both.

      Options and Restricted Stock. Immediately after JI has accepted for payment all shares validly tendered and not withdrawn prior to the expiration date, each outstanding option to purchase shares, other than certain designated options with exercise prices below the price per share offered in this offer, granted under Johnston's Amended and Restated Stock Incentive Plan for Key Employees and Non-Employee Directors, whether or not then exercisable or vested, shall be canceled by Johnston. Each holder of a canceled option shall be entitled to receive from JI at the same time as payment for shares is made by JI in connection with the offer, in consideration for the cancellation of such option, an amount, if any, in cash equal to the product of (a) the number of shares previously subject to such option and (b) the excess, if any, of the offer price over the exercise price per share previously subject to such option.

      Interim Operations; Covenants. Pursuant to the Purchase Agreement, Johnston covenants and agrees that, between the date of the Purchase Agreement and the earlier of the termination of the Purchase Agreement or the time of the election or appointment of JI's designees to Johnston's board of directors, unless CGW will otherwise agree in writing, the following:

      - the business of Johnston and its subsidiaries will be conducted only in, and Johnston and subsidiaries will not take any action except in, the usual, regular and ordinary course of business;

      - Johnston will use all reasonable efforts to preserve intact its business organization and material assets and maintain its material rights;

      - Johnston will not, and will not permit any subsidiary to take any action that would (a) materially adversely affect the ability of any party to obtain any consents required for the offer, (b) cause any of the conditions to the offer not to be satisfied, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under the Purchase Agreement; and

      - Johnston will not:

          (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of Johnston or its subsidiaries, or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any material asset of Johnston or its subsidiaries of any lien or permit any such lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Johnston or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of Johnston's capital stock; or

          (d) except pursuant to the Purchase Agreement or upon the exercise of stock options outstanding as of March 30, 2000, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Johnston common stock or any other capital stock of Johnston or its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right; or

          (e) adjust, split, combine or reclassify any capital stock of Johnston or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Johnston common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any subsidiary of Johnston (unless any such shares of stock are sold or otherwise transferred to another subsidiary of Johnston) or (y) any asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned subsidiary of Johnston, or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Purchase Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of Johnston or its subsidiaries, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on March 30, 2000; and enter into or amend any severance agreements with officers of Johnston or its subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Johnston or its subsidiaries except in accordance with past practice; or

          (h) enter into or amend any employment contract between Johnston or its subsidiaries and any person (unless such amendment is required by law) that does not contain the unconditional right on the part of Johnston or its subsidiary to terminate without liability (other than liability for services already rendered), at any time on or after the date JI pays for the shares of Johnston common stock tendered in this offer; or

          (i) adopt any new employee benefit plan of Johnston or its subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Johnston or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

          (k) commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of Johnston or its subsidiaries for material money damages or restrictions upon the operations of Johnston or its subsidiaries; or

          (l) enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims; or

          (m) authorize any of, or commit or agree to take any of, the foregoing actions.

      Pursuant to the Purchase Agreement, subject to a confidentiality agreement, from the date of the Purchase Agreement to the purchase by JI of shares pursuant to the offer, Johnston will provide CGW, during normal business hours and upon reasonable notice, access to all financial, operating and other data and information regarding the business of Johnston as CGW reasonably requests.

      No Solicitation. Pursuant to the Purchase Agreement, Johnston has agreed that neither Johnston nor any of its affiliates will, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any acquisition proposal. Johnston and its board of directors shall be permitted:

      - to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an acquisition proposal, and

      - to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written acquisition proposal by any such person, if and only to the extent that:

          (a) Johnston's board of directors concludes in good faith and consistent with its fiduciary duties to Johnston's stockholders under applicable law that such acquisition proposal could reasonably be expected to result in a superior proposal,

          (b) prior to providing any information or data to any person in connection with an acquisition proposal by any such person, Johnston's board of directors receives from such person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the confidentiality agreement between Johnston and CGW, and

          (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, Johnston's board of directors notifies CGW and JI promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

      Johnston agrees that it will promptly keep CGW informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

      For purposes of this provision of the Purchase Agreement, a superior proposal is defined to include any proposal:

      - made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Johnston common stock then outstanding or all or substantially all the assets of Johnston,

      - which the board of directors of Johnston determines in its good faith judgment that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and

      - which would, if consummated, result in a more favorable transaction to the stockholders of Johnston than the offer, taking into account, to the extent relevant, the long-term prospects and interests of Johnston and its stockholders.

      Indemnification and Insurance. Pursuant to the Purchase Agreement, CGW and JI have agreed that:

      - For a period of three years after the date on which JI purchases the shares tendered in the offer, JI will, and will cause Johnston to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Johnston and its subsidiaries against all liabilities arising out of actions or omissions relating to the service or services of those persons occurring at or prior to the date on which JI purchases the shares tendered in the offer, to the fullest extent permitted under Delaware law and by Johnston's Certificate of Incorporation and Bylaws as in effect on March 30, 2000.

      - JI will, or will cause Johnston to, use its reasonable efforts to maintain in effect for a period of three years after the date on which JI purchases the shares tendered in the offer, Johnston's existing directors' and officers' liability insurance policy with respect to claims arising from facts or events which occurred prior to the date on which JI purchases the shares, and covering persons who are currently covered by such insurance; provided, that neither JI nor Johnston is obligated to make aggregate premium payments for such three-year period which exceed 150% of the annual premium payments on Johnston's current policy in effect as of March 30, 2000.

      Representations and Warranties. Pursuant to the Purchase Agreement, Johnston has made customary representations and warranties to CGW and JI with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, labor matters, compliance with laws, tax matters, litigation, environmental matters, tangible property, material contracts and undisclosed liabilities.

      Termination; Fees. The Purchase Agreement and the offer may be terminated at any time prior to the effective date:

      - by mutual written consent of CGW and Johnston;

      - by either CGW or Johnston if JI has not accepted for payment all shares tendered pursuant to the offer by June 30, 2000, if the offer shall have expired without any shares of Johnston common stock being purchased or if any court or other governmental authority shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, shares tendered pursuant to the offer and such order, decree, ruling or other action shall have become final and non-appealable;

      - by CGW if: (a) due to an occurrence not involving a breach by CGW or JI of their obligations under the Purchase Agreement that results in a failure to satisfy any condition of the offer, JI shall have failed to commence the offer as soon as reasonably practical following the date of the initial public announcement of the offer, or (b) Johnston shall have breached in any material respect any representation, warranty, covenant or other agreement in the Purchase Agreement or the agreements governing the investment by BancBoston or the refinancing of Johnston's debt by Congress Financial Corporation which cannot be cured prior to the date JI pays for the shares tendered in the offer; and

      - by Johnston if (a) JI has failed to commence the offer as soon as reasonably practical following the initial date of the public announcement of the offer, (b) CGW or JI shall have breached in any material respect any representation, warranty, covenant or other agreement in the Purchase Agreement which cannot be cured prior to 30 days after Johnston gave JI and CGW notice of such breach, or (c) prior to the purchase of shares pursuant to the offer, the board of directors of

        Johnston approves or recommends a superior proposal and enters into a definitive contract regarding such superior proposal.

      Pursuant to the Purchase Agreement, Johnston shall pay CGW a fee equal to $3,000,000, plus all of CGW's reasonable expenses (up to a maximum of $4,000,000 for such fee and all expenses), if:

      - the Purchase Agreement is terminated pursuant the board of directors of Johnston entering into a superior proposal; or

      - the offer shall have expired without any shares of Johnston common stock being purchased or if JI shall have not accepted for payment all shares of Johnston common stock tendered by June 30, 2000, and prior to that time a superior proposal is announced.

      CGW shall be entitled to receive its reasonable expenses in the event that:

      - the Purchase Agreement is terminated by CGW due to Johnston having breached in any material respect any representation, warranty, covenant or other agreement in the Purchase Agreement or the agreements governing the investment by BancBoston or the refinancing of Johnston's debt by Congress Financial Corporation which cannot be cured prior to the date JI pays for the shares tendered in the offer.

      Johnston shall be entitled to receive its reasonable expenses in the event that:

      - JI has failed to commence the offer as soon as reasonably practical following the initial date of the public announcement of the offer; or

      - CGW or JI shall have breached in any material respect any representation, warranty, covenant or other agreement in the Purchase Agreement which cannot be cured prior to 30 days after Johnston gave JI and CGW notice of such breach.

      Except as described above, all costs and expenses incurred in connection with the Purchase Agreement and the offer shall be paid by the party incurring such expenses, whether or not the offer is consummated.

       12.     PLANS FOR JOHNSTON; OTHER MATTERS.

       PLANS FOR JOHNSTON

      JI and CGW are conducting a detailed review of Johnston and its assets, corporate structure, operations, properties, policies, management and personnel and will consider, subject to the terms of the Purchase Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the offer. Such changes could include changes in Johnston's business, corporate structure, board of directors or management, although, except as disclosed in this Offer to Purchase, neither JI nor CGW has any current plans with respect to any of such matters. The Purchase Agreement provides that, promptly after the purchase by JI of the shares pursuant to the offer, JI has the right to designate such number of directors, rounded up to the next whole number, on Johnston's board of directors as is equal to the product of the total number of directors on Johnston's board of directors (giving effect to the directors designated by JI) multiplied by the percentage that the number of shares beneficially owned by JI bears to the total number of shares of capital stock then outstanding. See Section 11.

      Except as disclosed in this Offer to Purchase, neither CGW nor JI has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving Johnston or any of its subsidiaries, or any material changes in Johnston's corporate structure, business or composition of its management or personnel.

       OTHER MATTERS

      Short-Form Merger. Section 253 of the Delaware General Corporation Law provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such other corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (known as a short-form merger). In the event that CGW, JI and any of their affiliates acquire in the aggregate at least 90% of the shares of Johnston's voting capital stock, pursuant to the offer or otherwise, then, at the election of CGW, a short-form merger could be effected without any approval of the board of directors or the stockholders of Johnston, subject to compliance with the provisions of Section 253 of the DGCL. Even if CGW, JI of their affiliates do not own 90% of the outstanding shares following consummation of the offer, CGW and JI could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any shares so acquired may be greater or less than that paid in the offer.

      Appraisal Rights. Under the DGCL, holders of shares tendered pursuant to the offer do not have appraisal rights as a result of the offer. In connection with the short-form merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their shares under the DGCL. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the short-form merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the offer price, the consideration per share to be paid in the short-form merger and the market value of the shares, including asset values and the investment value of the shares. Stockholders should recognize that the value so determined could be higher or lower than the price per share paid pursuant to the offer or the consideration per share to be paid in the short-form merger.

      THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

      The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

      Rule 13E-3. The short-form merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain going private transactions; however, JI believes that Rule 13e-3 will not be applicable to the short-form merger. If Rule 13e-3 were applicable to the short-form merger, it would require, among other things, that certain financial information concerning Johnston, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

       13.     DIVIDENDS AND DISTRIBUTIONS.

      As described above, the Purchase Agreement provides that, prior to the time the designees of JI have been elected to the board of directors of Johnston, Johnston will not:

      - except as provided in the Purchase Agreement, or pursuant to the exercise of stock options outstanding as of March 30, 2000, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Johnston's common stock or any other capital stock of any Johnston subsidiary, or any stock appreciation rights, or any option, warrant, or other equity right; or

      - adjust, split, combine or reclassify any capital stock of Johnston or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Johnston common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (a) any shares of capital stock of any subsidiary of Johnston, or (b) any asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

      - repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Johnston or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of Johnston's capital stock.

       14.     CONDITIONS OF OFFER.

      Notwithstanding any other provision of the offer, JI shall not be required to accept for payment or pay for any shares tendered pursuant to the offer, and may terminate or amend the offer and may postpone the acceptance for payment of and payment for shares tendered, if the minimum condition shall not have been satisfied, any applicable waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated prior to the expiration of the offer, or at any time on or after the date of the Purchase Agreement, and prior to the acceptance for payment of shares, any of the following conditions shall exist:

          - there shall have been instituted, threatened or pending any litigation brought by any governmental entity or other person, or before any court or governmental authority, in each case that has a reasonable likelihood of success, (a) challenging the acquisition by CGW or JI of any shares, directly or indirectly seeking to restrain or prohibit or otherwise make more costly the making or consummation of the offer, or seeking to obtain from Johnston, CGW or JI any damages that are material in relation to Johnston and its subsidiaries, taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Johnston, CGW or any of their respective subsidiaries of any material portion of the business or assets of Johnston, CGW or any of their respective subsidiaries, or to compel Johnston, CGW or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Johnston, CGW or any of their respective subsidiaries, as a result of the offer, (c) seeking to impose or to confirm limitations on the ability of CGW or any of its subsidiaries effectively to acquire or hold or to exercise full rights of ownership of the shares tendered in the offer, including without limitation the right to vote any shares acquired or owned by CGW or any of its subsidiaries on all matters properly presented to the stockholders of Johnston, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by Johnston, (d) seeking to prohibit CGW or any of its subsidiaries from effectively controlling in any material respect the business or operations of Johnston or any of its subsidiaries, or (e) which otherwise is reasonably likely to have a material adverse effect on Johnston and its subsidiaries;

          - there shall be any law threatened, proposed or enacted with respect to, or deemed applicable to, or any consent withheld with respect to, (a) CGW, Johnston or any of their respective subsidiaries or (b) the offer, by any governmental entity or before any court or governmental authority, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (d) of the first bullet above;

          - there shall have occurred any development that is reasonably likely to result in a material adverse effect on Johnston and its subsidiaries;

          - there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq Stock Market for a period in excess of 24 hours, (b) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from March 30, 2000, or a material disruption of or material adverse change in financial, banking or capital market conditions that could materially adversely affect syndication of loan facilities, (c) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any domestic government or governmental, administrative or regulatory authority or agency on, or any other event that could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity that has a material adverse effect on CGW, JI, Johnston or any of their subsidiaries or affecting or delaying the consummation of the offer, or (g) in the case of any of the foregoing existing on the date of the Purchase Agreement, a material acceleration or worsening thereof;

          - (a) it shall have been publicly disclosed or JI shall have otherwise learned that beneficial ownership of more than 20% of the outstanding shares of Johnston's common stock has been acquired by any corporation (including Johnston or any of its subsidiaries or affiliates), partnership, person or other entity or group, other than JI or any of its affiliates, or
     (b) (A) the board of directors of Johnston or any committee thereof shall have approved or recommended any acquisition proposal or any other acquisition of shares other than the offer, or (B) Johnston shall have entered into an agreement with respect to an acquisition proposal or (C) the board of directors of Johnston or any committee thereof shall have resolved to do any of the foregoing;

          - any of the representations and warranties of Johnston set forth in the Purchase Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

          - Johnston shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Johnston to be performed or complied with by it under the Purchase Agreement;

          - the Purchase Agreement shall have been terminated in accordance with its terms or the offer shall have been terminated with the consent of Johnston;

          - all consents of and notices to or filings with governmental authorities and third parties required in connection with the offer shall not have been obtained or made;

          - JI shall not have received financing in an amount necessary to consummate the offer and the purchase of Johnston common and preferred stock, including the payment of fees and expenses relating to the those transactions, on terms and conditions reasonably satisfactory to JI and CGW; or

          - CGW and JI shall not have received confirmation from Johnston that each of the financial institutions that have made loans to employees of Johnston to purchase shares of Johnston common stock, which are guaranteed by Johnston, shall have agreed to restructure the loans on terms reasonably acceptable to CGW and JI, including the pledge by each borrower under the loans of all shares of Johnston common stock held by such borrower and purchased with the proceeds of the loan, to the lender to secure the loans; provided, however, that any employee borrower who chooses to tender their shares of Johnston common stock acquired with the loans, will not have their loan restructured and instead it will remain due and payable in accordance with its original terms.

      The foregoing conditions are for the sole benefit of JI and CGW and may be asserted by JI or CGW regardless of the circumstances giving rise to any such condition or may be waived by JI or CGW in whole or in part at any time and from time to time in their sole discretion. The failure by CGW or JI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

       15.     CERTAIN LEGAL MATTERS.

      Except as described in this Section 15, based on information provided by Johnston, none of Johnston, JI or CGW is aware of any license or regulatory permit that appears to be material to the business of Johnston and its subsidiaries, taken as a whole, that might be adversely affected by JI's acquisition of shares (and the indirect acquisition of the stock of Johnston's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares (and the indirect acquisition of the stock of Johnston's subsidiaries) by JI as contemplated herein. Should any such approval or other action be required, JI and CGW presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise described in this Offer to Purchase, JI does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Johnston's business or that certain parts of Johnston's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, JI could decline to accept for payment or pay for any shares tendered. See Section 14 for certain conditions to the offer, including conditions with respect to governmental actions.

       STATE TAKEOVER LAWS

      A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Johnston, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

      In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

      Johnston is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. Johnston's Board approved for purposes of Section 203 the entering into by JI, CGW and Johnston of the Purchase Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to Johnston, will not be applicable to CGW and JI by virtue of such actions.

      If any government official or third party should seek to apply any state takeover law to the offer or the short-form merger or other business combination between JI or any of its affiliates and Johnston, JI will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the short-form merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the short-form merger, JI might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of Johnston's common stock, and JI might be unable to accept for payment or pay for shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the short-form merger. In such case, JI may not be obligated to accept for payment or pay for any tendered shares of Johnston's common stock.

       ANTITRUST

      The offer is subject to the Hart-Scott-Rodino Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied.

      JI and Johnston expect to file soon their Notification and Report Forms with respect to the offer under the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act with respect to the offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date JI's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from JI or Johnston. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by JI with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the Hart-Scott-Rodino Act. Thereafter, such waiting period may be extended only by court order or with the consent of JI. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. JI will not accept for payment shares tendered pursuant to the offer unless and until the waiting period requirements imposed by the Hart-Scott-Rodino Act with respect to the offer have been satisfied.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as JI's acquisition of shares pursuant to the offer. At any time before or after JI's acquisition of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the offer or otherwise or seeking divestiture of shares acquired by JI or divestiture of substantial assets of JI, CGW, or their affiliates. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which JI, CGW, and Johnston are engaged, JI and CGW believe that the acquisition of shares by JI will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the offer or other acquisition of shares by JI on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

       FEDERAL RESERVE BOARD REGULATIONS

      Regulations U and X of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including shares of Johnston common stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the offer will be structured so as to be in full compliance with these regulations.

       16.     FEES AND EXPENSES.

      CGW has acted as financial advisor to JI in connection with the proposed acquisition of Johnston. As a result, JI will pay, or cause Johnston to pay, an advisory fee in connection with the transactions contemplated by the Purchase Agreement of approximately $2.1 million.

      JI has retained MacKenzie Partners, Inc. to act as the information agent and The Bank of New York to act as the depositary in connection with the offer. Such firms each will receive reasonable and customary compensation for their services. JI has also agreed to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

      JI will not pay any fees or commissions to any broker or dealer or other person (other than the information agent) for making solicitations or recommendations in connection with the offer. Brokers, dealers, banks and trust companies will be reimbursed by JI for customary mailing and handling expenses incurred by them in forwarding material to their customers.

       17.     MISCELLANEOUS.

      The offer is being made to all holders of shares of Johnston common stock other than Johnston. JI is not aware of any jurisdiction in which the making of the offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If JI becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, JI will make a good faith effort to comply with any such law. If, after such good faith effort, JI cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of JI by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      No person has been authorized to give any information or to make any representation on behalf of CGW or JI not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      JI and CGW have filed with the Commission the Schedule TO pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC and the National Association of Securities Dealers, Inc. in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                              JI ACQUISITION CORP.

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                 OF CGW AND JI

       1.     DIRECTORS AND EXECUTIVE OFFICERS OF CGW.

      JI Acquisition Corp. is a subsidiary of CGW Southeast Partners IV, L.P.

      CGW Southeast Partners IV, L.P. is a Delaware limited partnership.

      The general partner of CGW Southeast Partners IV, L.P. is CGW Southeast IV, L.L.C., a Delaware limited liability company.

      The manager of CGW Southeast IV, L.L.C. is CGW, Inc., a Georgia corporation.

      The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director, executive officer and shareholder of CGW, Inc.

      Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o CGW Southeast Partners IV, L.P., Twelve Piedmont Center, Suite 210, Atlanta, Georgia 30305. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of CGW, or the organization indicated, for the past five years.

NAME AND ADDRESS             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

Roy R. Bowman                Mr. Bowman is currently the President of JI
                             Acquisition Corp. as well as a Vice President of CGW, Inc. Prior to joining CGW in 1999, Mr. Bowman served as a Managing Director for the Pricewaterhouse Coopers Business Regeneration
                             Services Group from 1993 through 1999. From 1989 to
                             1993 he was a Senior Vice President and Managing
                             Director of Buccino & Associates, Inc., a national turnaround consulting firm. Previously, he served for eight years as President of Carwood
                             Manufacturing Company and Duckhead Apparel, Inc.
                             Earlier, he served for seven years as Chief
                             Financial Officer of Formfit Rogers, Inc. of
                             Nashville, Tennessee. He holds a BS from
                             Mississippi State University (1966) and an MBA from Georgia State University (1971).

Richard L. Cravey            Mr. Cravey is currently the sole Director of JI
                             Acquisition Corp. Mr. Cravey is also currently a Director, Vice President, Secretary and shareholder of CGW, Inc. Prior to the formation of Cravey &
                             Co., a predecessor to CGW, in 1984, Mr. Cravey served for two years as Senior Vice President for Acquisitions for Southeastern Capital Corporation, an American Stock Exchange-listed company primarily engaged in acquiring and operating businesses in leveraged transactions. From 1976 through 1983, Mr.
                             Cravey was Vice President and Manager of the Citicorp Industrial Credit Corporation Southeast and Southwest regions. Mr. Cravey holds a BS (1968) from Georgia Tech and an MBA (1974) from Georgia
                             State University.

Richard L. Cravey, Jr        Mr. Cravey is currently a Vice President of CGW,
                             Inc. Prior to joining CGW, from March 1995 through
                             1996, Mr. Cravey held an

                             Associate position at ING Capital of Atlanta, Georgia. Mr. Cravey received a BA from Furman University (1990) and an MBA from Emory University
                             (1993).

William A. Davies            Mr. Davies is currently a Vice President of CGW,
                             Inc., and has been employed with CGW during the last five years. Prior to joining CGW, Mr. Davies was a Vice President with Westinghouse Credit
                             Corporation from 1984 through 1991, where he was primarily engaged in making equity and subordinated debt investments. Before joining Westinghouse
                             Credit, Mr. Davies was a commercial banking officer with Pittsburgh National Bank and Equibank in
                             Pittsburgh, Pennsylvania. Mr. Davies received a BS
                             (1968) and an MBA (1974) from Indiana University.

Garrison M. Kitchen          Mr. Kitchen is currently a Vice President of CGW,
                             Inc., and has been employed with CGW during the last five years. Prior to joining CGW in 1994, Mr.
                             Kitchen was a Managing Director in the investment banking department of The Robinson Humphrey
                             Company, Inc. From 1984 to 1985, Mr. Kitchen was a
                             Vice President with Bear, Stearns & Co. in Atlanta.
                             From 1981 through 1984, Mr. Kitchen was with the investment banking department of Dean Witter
                             Reynolds Inc. in Atlanta. Mr. Kitchen holds a BS in
                             Economics from the Wharton School of the University of Pennsylvania (1981) and is a Chartered Financial
                             Analyst.

Michael D. Long              Mr. Long is currently a Vice President of CGW, Inc.
                             Prior to joining CGW in 1998, Mr. Long was the CEO of Pac Pizza, LLC, a 148-unit Pizza Hut franchisee.
                             Mr. Long was also an investor in the company through a private equity partnership, L&G
                             Financial, which was formed in 1995 and based in Austin, Delaware. From 1977 to 1995, Mr. Long held various positions with NationsBank in its Corporate, Energy, Syndication and Commercial
                             Banking Groups. He holds a BS (1974) in
                             Finance/Accounting and an MBA (1975) from Oklahoma
                             State University.

Bart A. McLean               Mr. McLean is currently a Vice President of CGW,
                             Inc., and has been employed with CGW during the last five years. Prior to joining CGW, Mr. McLean was a Principal with Allsop Venture Partners in St.
                             Louis from 1987 through 1992. Allsop Venture was focused on investing in and acquiring smaller middle-market companies. From 1983 through 1987, Mr. McLean was a Vice President of Republic Venture
                             Group, the venture capital subsidiary of Republic
                             Bank - Dallas. He was employed as a lending officer in Republic Bank's energy banking group from 1981 to 1983. Mr. McLean holds a BS from the University of Delaware (1979) and an MBA from Indiana
                             University (1981).

Sidney J. Nurkin             Mr. Nurkin is currently an Assistant Secretary of
                             CGW, Inc. Mr. Nurkin is also currently, and has been since 1994, a partner in Alston & Bird LLP. He concentrates his practice on mergers and acquisitions, leveraged buyouts, corporate finance, and corporate governance. His professional activities include membership in the Atlanta and American Bar Associations and the State Bar of
                             Georgia. Mr. Nurkin is a former Chairman of the Corporate and Banking Law Section of the State Bar of Georgia and former member of the

                             Committee on Corporate Laws of the Business Law Section of the American Bar Association. He is presently a member of the Committee on Corporate Practice of the American Bar Association. Mr. Nurkin holds a Bachelor of Science degree from Duke University and an LLB from the Duke University School of Law.

James A. O'Donnell           Mr. O'Donnell is currently the Secretary and
                             Treasurer of JI Acquisition Corp. as well as a Vice
                             President of CGW, Inc. Mr. O'Donnell is also currently a Director of Bestway, Inc. Mr. O'Donnell joined CGW in 1995. Beginning in 1989 and 1991, respectively, Mr. O'Donnell became a general partner of O'Donnell & Masur, L.P. and a general partner of Sherry Lane Partners, L.P., both private equity partnerships. From 1983 through 1988, he was President and Chief Executive Officer of First
                             Republic Venture Group and its predecessor, InterFirst Venture Corp., a venture capital firm.
                             From 1981 to 1982 Mr. O'Donnell was a Senior Vice
                             President and Manager of the Corporate Finance
                             Department for InterFirst Bank in Dallas. Prior to
                             InterFirst Bank, he served as a Regional Investment
                             Manager for The Equitable Life Assurance Society of the US. He holds a BA from Rhodes College (1974), an MBA (1974) from the Wharton School of the University of Pennsylvania (1978) and is a Chartered Financial Analyst.

Edwin A. Wahlen, Jr          Mr. Wahlen is currently a Director, President and
                             Treasurer of CGW, Inc. Mr. Wahlen is also a shareholder of CGW, Inc., as well as a Director of Cameron Ashley Building Products, Inc. Prior to joining CGW, Mr. Wahlen was a Senior Vice President in the investment banking department of Dean Witter
                             Reynolds, Inc. from 1977 to 1985. From 1973 to
                             1977, Mr. Wahlen was an officer in the Atlanta office of the corporate banking department of the First National Bank of Chicago and from 1970 to
                             1973, he served as a member of the investment banking department of Interstate Securities
                             Corporation. Mr. Wahlen received a BS from Georgia
                             Tech (1970), holds an MBA from the University of North Carolina at Chapel Hill (1972) and is a
                             Chartered Financial Analyst.

       2.     DIRECTORS AND EXECUTIVE OFFICERS OF JI.

      Unless otherwise indicated, all information concerning the current business address, citizenship, principal occupation or employment and five-year employment history for each person identified below is the same as the information given in paragraph 1 above.

      Director

      Richard L. Cravey

      Executive Officers

      Roy R. Bowman -- President
       James A. O'Donnell -- Treasurer and Secretary

                                  SCHEDULE II

                            CGW FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS -- INCOME TAX BASIS
  AS OF DECEMBER 31, 1999 AND FOR THE
  PERIOD APRIL 22, 1999 (DATE OF FORMATION)
  TO DECEMBER 31, 1999:

Statement of Financial Position.............................  II-1

Statement of Operations.....................................  II-2

Statement of Changes in Partners' Equity....................  II-3

Statement of Cash Flows.....................................  II-4

Notes to Financial Statements...............................  II-5

                        CGW SOUTHEAST PARTNERS IV, L.P.

              STATEMENT OF FINANCIAL POSITION -- INCOME TAX BASIS
                               DECEMBER 31, 1999

                                 ASSETS

Portfolio investments
  Common stocks.............................................  $26,433,630

Cash........................................................    2,148,041

Prepaid management fees.....................................      235,104

Organizational costs, net...................................      170,969

Other assets................................................       20,482
                                                              -----------
                                                              $29,008,226
                                                              ===========
                    LIABILITIES AND PARTNERS' EQUITY

Accrued liabilities.........................................  $   256,756

Borrowings on line of credit................................   16,000,000

Accrued interest payable....................................       51,233

Partners' equity:
  General partner...........................................      105,569
  Limited partners..........................................   12,594,668
                                                              -----------

          Total partners' equity............................   12,700,237
                                                              -----------
                                                              $29,008,226
                                                              ===========

                       See notes to financial statements.

                        CGW SOUTHEAST PARTNERS IV, L.P.

                  STATEMENT OF OPERATIONS -- INCOME TAX BASIS
         PERIOD APRIL 22, 1999 (DATE OF FORMATION) TO DECEMBER 31, 1999

Revenue -- Interest income..................................  $     4,837
                                                              -----------

Expenses:
  Management fee............................................    5,629,753
  Interest expense..........................................      399,827
  Professional fees.........................................        9,500
  Other expenses............................................       21,846
                                                              -----------
          Total expenses....................................    6,060,926
                                                              -----------
Net loss....................................................  $(6,056,089)
                                                              ===========

                       See notes to financial statements.

                        CGW SOUTHEAST PARTNERS IV, L.P.

          STATEMENT OF CHANGES IN PARTNERS' EQUITY -- INCOME TAX BASIS PERIOD APRIL 22, 1999 (DATE OF FORMATION) TO DECEMBER 31, 1999

                                                            GENERAL      LIMITED
                                                            PARTNER     PARTNERS        TOTAL
                                                            --------   -----------   -----------

Partners' Equity -- April 22, 1999

  Contributions from partners.............................  $169,417   $18,915,525   $19,084,942

  Syndication expenses....................................    (3,277)     (324,406)     (327,683)

  Net loss................................................   (60,562)   (5,995,527)   (6,056,089)

  Nondeductible expenses..................................        (9)         (924)         (933)
                                                            --------   -----------   -----------

Partners' Equity -- December 31, 1999.....................  $105,569   $12,594,668   $12,700,237
                                                            ========   ===========   ===========

                       See notes to financial statements.

                        CGW SOUTHEAST PARTNERS IV, L.P.

                  STATEMENT OF CASH FLOWS -- INCOME TAX BASIS
         PERIOD APRIL 22, 1999 (DATE OF FORMATION) TO DECEMBER 31, 1999


Operating activities:

  Net loss..................................................  $(6,056,089)

  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Amortization expense...................................        8,998
     Increase in prepaid management fees....................     (235,104)
     Increase in other assets...............................      (20,482)
     Increase in accrued liabilities........................      256,756
     Increase in accrued interest payable...................       51,233
     Nondeductible expenses.................................         (933)
                                                              -----------
          Net cash used in operating activities.............   (5,995,621)

Investing activities:

  Purchase of portfolio investments.........................  (26,433,630)
                                                              -----------
          Net cash used in investing activities.............  (26,433,630)

Financing activities:

  Contributions from partners...............................   19,084,942

  Syndication expenses......................................     (327,683)

  Organizational costs......................................     (179,967)

  Borrowings on line of credit..............................   16,000,000
                                                              -----------
          Net cash provided by financing activities.........   34,577,292
                                                              -----------

Increase in cash............................................    2,148,041

Cash:

  Beginning of year.........................................            0
                                                              -----------
  End of year...............................................  $ 2,148,041
                                                              ===========

                       See notes to financial statements.

                        CGW SOUTHEAST PARTNERS IV, L.P.

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
AS OF AND FOR THE PERIOD APRIL 22, 1999 (DATE OF FORMATION) TO DECEMBER 31, 1999

1.     PARTNERSHIP AGREEMENT

      CGW Southeast Partners IV, L.P. (the "Partnership") is a limited partnership organized to acquire, along with operating management, equity positions in profitable or potentially profitable businesses and to develop and implement strategies designed to enhance the operating efficiency, financial management, and strategic direction of the businesses.

      The Partnership pays the General Partner an annual management fee until either January 1 or July 1 following the earlier of (i) the end of the Commitment Period, (ii) the time at which the General Partner or a majority of the Principals of the General Partner or Messrs. Cravey and Wahlen (whether or not joined by others), directly or indirectly, hold the closing of a Competing Fund, or (iii) the time when at least 90% of the aggregate Committed Contributions of all Partners has been invested, expended, or reserved, whichever is the first to occur (such period being referred to as the "2% Period"). The management fee is equal to 2% of the aggregate Committed Contributions of the Partners.

      After the 2% Period, and through the date of liquidation and dissolution of the Partnership, the Partnership will pay the General Partner an annual management fee equal to 1% of the Base Amount as of each January 1 and July 1 during such period (referred to as the "1% Period"). The Base Amount means the sum of (a) the aggregate cost basis of all Portfolio Investments that as of that date are not Disposed Investments, plus (b) the amount of Bridge Loans outstanding on that date that have not become Term Loans, plus (c) the amount, if any, of Distributable Proceeds retained by the Partnership to the extent the General Partner has reserved such amount for a specific investment in an acquired business that closes within seventy-five days of the date of determination.

      Payment of the management fee is made quarterly in advance on January 1, April 1, July 1, and October 1 of each year, in an amount equal to 25% of the annual management fee.

      The General Partner has entered into an agreement with CGW Southeast Management, LLC ("Management"), whereby the General Partner agrees to pay the management fees to Management. Under the terms of the Agreement, 80% of any acquired business consulting fees paid to the General Partner or Management by the portfolio companies reduces future management fees payable to the General Partner. In addition, 55% of permitted transaction fees up to aggregate retained transaction fees of $12.5 million will be offset against any future management fees; thereafter, 100% of any permitted transaction fees will be offset against any future management fees. Finally, any break-up fees payable to the General Partner or the Partnership shall be disbursed as follows: first, to reimburse the Partnership for partnership expenses incurred in connection with the transaction; second, to reimburse the General Partner for expenses incurred with respect to the transaction; and third, to the General Partner, provided, however, that 80% of such remaining amount paid to the General Partner reduces future management fees.

      Partnership profits or losses resulting from items of income or expense not relating to an equity investment, exclusive of certain expenses borne by the General Partner, are generally allocated to the Partners based on their respective Contribution Accounts. Contribution Accounts are defined as the amount of committed capital that has been contributed as of the date of determination.

      The net gain of the Partnership is allocated among the Partners to proportionately reduce the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts as long as the Target Capital Accounts exceed the Partially Adjusted Capital Accounts. Conversely, the net loss of the Partnership is allocated to proportionately reduce the difference between their Partially Adjusted Capital Accounts and Target Capital Accounts as long as the Target Capital Accounts are less than the Partially Adjusted Capital Accounts. The Target Capital Accounts are defined as the amount each Partner would receive if all remaining assets were sold for cash at no gain or loss. Partially Adjusted

                        CGW SOUTHEAST PARTNERS IV, L.P.

Capital Accounts represent each Partner's capital account adjusted for all items except the net gain or net loss allocation.

      Cash distributions attributable to interest on investments or bridge loans shall be made to the partners contributing the funds for such investment in proportion to such contribution. Any distribution made at any time before a Portfolio Investment has become a Disposed Investment shall be made to such Participating Partners in that Portfolio Investment in proportion to their respective participation percentages. Distributions made relative to Disposed Investments will be made in the following order, which is determined on an investment-by-investment basis:

- Each Participating Partner receives an annually compounded 8% Preferential Return on capital contributed for such disposed investment.

- Each Participating Partner receives a return of capital contributions with respect to such Portfolio Investment, which includes allocated management fees and expenses attributable to the Disposed Investment.

- Each Participating Partner receives a return of capital contributions with respect to all Portfolio Investments that have theretofore become Disposed Investments, which includes allocated management fees and expenses attributable to the Disposed Investments.

- Any remaining amount is distributed 50% to the General Partner and 50% to the Participating Partners (the "50% Distribution") until the General Partner has received aggregate Carried Distributions equal to 20% of the aggregate amount of distributions made to the Participating Partners for the 8% preferential return and the 50% Distribution. Carried Distributions is defined as the amount of proceeds that has been distributed to the General Partner in excess of the amount the General Partner would have received if it had been a Limited Partner and held no interest in the Partnership as a General Partner.

- Any remaining amount is distributed 80% to the Participating Partners and 20% to the General Partner.

      No amount shall be distributed to the General Partner unless the net asset value of the Partnership immediately following the proposed distribution plus the amount of all prior distributions to the Partners equals or exceeds an amount equal to 125% of the aggregate Contributions Accounts of all Partners.

      If in violation of applicable laws, Pension Fund and Bank Holding Company investors may withdraw from certain investments provided that they provide to the General Partner an opinion of counsel stating such investment would be unlawful or a violation of applicable ERISA or BHC laws. The Partnership Agreement was amended after year-end to provide that if Limited Partners whose aggregate committed contributions equal or exceed 35% of the aggregate committed contributions of all Limited Partners exercise their right to withdraw from certain investments, then each other Limited Partner whose committed contribution is equal to or greater than $5,000,000 shall also have the right to withdraw from such investment.

      The Partnership Agreement expires December 31, 2009.

2.     SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting. The accompanying financial statements have been prepared on the basis of accounting used for income tax purposes, generally the accrual basis. Under this income tax method of accounting, investments are stated at cost. Generally accepted accounting principles would require such investments to be carried at fair value.

      Portfolio Investments. Portfolio investments are stated at cost. In computing gain or loss on disposal of securities, the Partnership uses the specific identification method of establishing cost.

                        CGW SOUTHEAST PARTNERS IV, L.P.

      Use of Estimates. Preparing financial statements in conformity with the basis of accounting used for income tax purposes requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Taxes on Income. Taxes on income are not provided in the financial statements of the Partnership because each Partner's share of the taxable income or loss is included in the tax returns of the respective Partner.

3.     INVESTMENTS

      On April 23, 1999 the Partnership made its initial investment in J Three Technology Services of $8.0 million and subsequently made additional investments in J Three totaling $18.4 million. At December 31, 1999, the Partnership's investment in J Three is $26,433,630.

4.     LINE OF CREDIT

      On April 16, 1999, the Partnership entered into a $25,000,000 line of credit agreement with a bank, which bears interest at the 90-day LIBOR rate plus 150 basis points (6.15% at December 31, 1999). This agreement extends three years from the origination date and contains three one-year discretionary extensions at the end of the initial term. As of December 31, 1999, $16,000,000 in advances was outstanding under this line and in addition $51,233 in interest has been accrued. On January 6, 2000, the Partnership repaid the $16,000,000 balance under its line of credit.

5.     PARTNERS' EQUITY

      The Partnership's capital accounts for the general and limited partners as of December 31, 1999 are summarized as follows:

                                                                                CAPITAL BALANCE
                                                              TOTAL COMMITTED   AT DECEMBER 31,
                                                                  CAPITAL            1999
                                                              ---------------   ---------------
General partner                                                $  4,045,000       $   105,569
Limited partners                                                400,455,000        12,594,668
                                                               ------------       -----------
                                                               $404,500,000       $12,700,237
                                                               ============       ===========

      Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Johnston or his or her broker, dealer, commercial bank, trust company or other nominee to the depository, at one of the addresses set forth below:

                        The Depositary for the offer is:

                              THE BANK OF NEW YORK

           By Mail:                Facsimile Transmission:      By Hand or Overnight Courier:
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
        P.O. Box 11248                      Only)                     101 Barclay Street
    Church Street Station               (212) 815-6213            Receive and Deliver Window
   New York, NY 10286-1248                                            New York, NY 10286

                          For Confirmation Telephone:
                                 (212) 815-6156

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITORY.

      Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the information agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

                    The Information Agent for the offer is:

                        (MacKenzie Partners, Inc. Logo)
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885